EXHIBIT (d)(2)

AMENDMENT NO. 1

TO THE

CAESARS ENTERTAINMENT CORPORATION

2012 PERFORMANCE INCENTIVE PLAN

This Amendment No. 1 (“Amendment”) to the Caesars Entertainment Corporation 2012 Performance Incentive Plan (the “Plan”), is adopted by Caesars Entertainment Corporation, a Delaware corporation (the “Company”). Capitalized terms used in this Amendment and not otherwise defined shall have the same meanings assigned to them in the Plan.

RECITALS

A. Section 4.2 of the Plan provides that the maximum number of shares of Common Stock that may be issued or transferred pursuant to options and stock appreciation rights during any calendar year to any individual is 3,433,509 shares of Common Stock.

B. Section 8.6 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend or modify the Plan at any time, provided, however, that to the extent necessary to comply with any applicable law, the Company must obtain stockholder approval of any Plan amendment as required.

C. The Board believes it to be in the best interests of the Company and its stockholders to amend the Plan to increase the maximum number of shares of Common Stock that may be issued or transferred pursuant to options and stock appreciation rights during any calendar year to any individual, pursuant to Section 4.2 of the Plan, subject to approval by the stockholders of the Company.

AMENDMENT

1. Subject to approval by the stockholders of the Company, Section 4.2 of the Plan is hereby amended by striking “3,433,509” and replacing it with “6,500,000”.

2. Except as otherwise expressly set forth in this Amendment, all other Articles, Sections, terms and conditions of the Plan remain unchanged and in full force and effect.

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I hereby certify that this Amendment was duly adopted by the Executive Committee of the Board of Directors of Caesars Entertainment Corporation on July 23, 2012. I hereby certify that this Amendment was duly adopted by the stockholders of Caesars Entertainment Corporation by written consent on July 23, 2012.

Executed this 24th day of July, 2012.

CAESARS ENTERTAINMENT CORPORATION

/S/ MICHAEL D. COHEN
Michael D. Cohen
Senior Vice President, Deputy General Counsel and Corporate Secretary